QUARTERLY REPORT

for the period ended 30 June 2012

HIGHLIGHTS

FINANCIAL

-	Cash receipts for the quarter were US$2.3 million, up from $1.9 million in the previous quarter.

-	A closing cash balance for the quarter of US$18.8 million.

OPERATIONAL

-	Formal approval has now been received from the joint venture partners to work-over the Defender US33 #2-29H well in Goshen County, Wyoming which is completed in the Cretaceous Niobrara Formation. This work-over has two operational objectives: first, to ensure that the complete horizontal lateral is clean of sand and debris, and second, to change out the rented jet pump for the joint-venture-owned rod pump. The well remained shut-in prior to this work-over, which commenced on July 24th.

-	Production from the Australia II 12KA 6 #1-29H well in Roosevelt Country, Montana is currently producing at a relatively constant oil rate of 37 BOPD. Cumulative oil production to 30 June is 3,082 barrels.

-	The Gretel II 12KA 3 #1-30H well in Roosevelt County, Montana came on production June 20th, but is currently shut-in pending a work-over to shut-off excessive water production from three faults intersected near the toe of the well. Cumulative oil production to 30 June is 162 barrels. The forward plan is to set a plug in the horizontal section of the wellbore to isolate the faults observed while drilling the lateral.

-	Log analysis in the vertical part of the Gretel II well has suggested that there is approximately 10 feet of log pay in the Pennsylvanian Amsden Formation at around 5,800 feet. It is understood from a competitor’s public statements that this zone is equivalent to the zone that produced at a rate of 107 BOPD from the East Polar Unit #114 well. Given the depth of the Amsden and conditional on the oil rate that might be obtained, this zone could provide an attractive target to develop. The equivalent zone does not appear be prospective in the Australia II well.

-	The Abercrombie #1-10H (SSN 0.75% W.I.) well came on production May 1st with a 24-hour IP rate of 630 BOPD. The well has produced approximately 15,753 barrels of oil as of the end of the quarter and is currently producing at a rate of approximately 280 BOPD.

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

-	Administrative planning for the next Bakken appraisal well in the Roosevelt project, the Giya’ oh’ ago – Prairie Falcon #1-36H well has commenced with regulatory approval being granted for the spacing unit for a 10,000 ft. east-west lateral in Sections 35 and 36, 0.75 miles east of the Abercrombie well and 1 mile south and east of the Gretel well.

-	The Spirit of America US34 #2-29 well in Goshen County, Wyoming was successfully drilled into granitic basement at a total depth of 10,634 feet. The well intersected 61 feet of interpreted net oil pay by geophysical log analysis in the Permian section. Stimulation of these net pay intervals has commenced with the designed placement of 47,560 pounds of proppant into stage one, which is comprised of 31 feet of interpreted log pay. Operational problems have delayed the flowback analysis of this stage and the stimulation of the second and third stages that have 7 and 23 feet of interpreted log pay respectively. Stimulation operations will re-commence following the Defender work-over.

-	In the North Stockyard Bakken Oilfield, Williams County, the North Dakota Industrial Commission has approved the spacing order request allowing for the drilling of 4 in-fill locations.

LAND

-	Samson’s current land position in the Hawk Springs project (Goshen County, Wyoming) stands at 19,500 net acres as our farm-in partner has not exercised their option to drill the second farm-in well.

-	Samson and Fort Peck Energy Company (FPEC) have agreed to an “equalization” where the FPEC back-in and Samson’s option is contemporaneously activated with respect to the Roosevelt Project acreage. As a result, FPEC will own 33.3% and Samson 66.7% within the project area, and therefore, Samson’s consequent land position in the Roosevelt Project is 30,000 net acres with FPEC holding 15,000 net acres. The agreement also records FPEC’s election to not participate in the Australia II or Gretel II and their respective spacing units.

DRILLING PROGRAMME 2012

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

Australia II 12 KA 6 and Gretel II 12 KA 3

Samson 100% Working Interest (subject to a 33.34% back-in)

The Australia II 12 KA 6 well and the Gretel II 12 KA 3 well have both been drilled and fracture stimulated. See the Projects section below for further details.

Hawk Springs Project, Goshen County, Wyoming

Wildcat (Exploratory) targets in the Permo-Penn Hartville Formation, Northern D-J Basin

Spirit of America US34 #2-29 (Samson 100% Working Interest)

The Spirit of America US34 #2-29 well was successfully drilled to a total depth of 10,634 feet using a conservative drilling approach to penetrate the troublesome salt section along with heavy weight, oil-based mud. The well was logged and prepared for conventional evaluation and fracture stimulation. Being a vertical well, the hydraulic fracture program was smaller than that of the typical Bakken and Niobrara wells. The stimulation program is currently underway and will take a few more weeks to fully execute and analyze each of the three frac stages, which comprise multiple Permian age sandstones.

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

PROJECTS

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

(Samson 66.7% Working Interest)

Samson and Fort Peck Energy Company (FPEC) have settled an agreement that will extinguish both Samson’s option and FPEC’s back-in right and establish Samson’s and FPEC’s respective joint venture positions as originally envisaged, such that Samson will own 66.7% and FPEC 33.3% of the project area. Thus, Samson will own approximately 30,000 net acres of leasehold (an increase of 7,000 acres) in the Roosevelt Project. This settlement has erased any uncertainty in the lease ownership position and allows the Joint Venture to move forward with the next phase of appraisal of the project area. The settlement did not include FPEC exercising their back-in right to either the Australia II or the Gretel II wells or the associated spacing unit associated with those wells. There is no cash being exchanged in this settlement.

The settlement is an important milestone for the project because it firmly establishes the partnership between Samson and the Assiniboine and Sioux Indian Nation, which has proven to be very beneficial. This partnership arises from FPEC, which is owned by North American Resource Partners (NARP) and the Assiniboine and Sioux Tribes. NARP is a portfolio company of Quantum Energy Partners, a private equity fund with substantial experience in energy transactions with Indian Nations.

The three appraisal wells in which Samson has equity have delivered substantial technical data, which have lead to a better understanding of the project area. This data has been sourced from two cores, a comprehensive logging suite in three wells, supplemented by longer term production data.

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

Production from Australia II has averaged 37 BOPD in July at an oil cut of 22%. Gretel has been shut-in, but for the first half of July averaged 12 BOPD at 5% oil cut. By way of contrast, Abercrombie produced at an average of 290 BOPD and an oil cut of 57%.

Conclusions that can be drawn from the data collected can be summarized as follows:

1)	The Elm Coulee oil field to the south of the project area has a particular set of reservoir characteristics that have created a field, which includes the development of a dolomitic dominated reservoir that has been influenced by a prograding marine environment.
2)	This important reservoir character is seen in both the Gretel II and the Abercrombie wells but not in the Australia II well.
3)	The Elm Coulee type reservoir is thus proved in the project area and will provide a significant target in which to develop viable middle Bakken production.
4)	The Brockton-Froid fault(s) has influenced the pressure regime in the Gretel/Abercrombie area with Gretel II being to the north of the obvious pressure regime in which the Abercrombie well is located.
5)	This faulting may be a local effect in the Gretel well or be a regional feature that delineates the Bakken continuous oil accumulation.

The forward plan for the project is as follows:

In Gretel II a plug will be set at 14,000 feet (measured depth) in an attempt to close off the water production that may be emanating from the Brockton-Froid fault system that was observed in the well bore. The plug would then allow the oil saturated section in the well bore to produce. In the event that this remedial work does not produce a satisfactory oil rate then the horizontal will be abandoned and the log defined pay in the Amsden Formation would be perforated. Log analysis in the vertical part of the Gretel II well has suggested that there is approximately 10 feet of log pay at around 5,800 feet. It is understood from a competitor’s public statements that this zone is equivalent to the zone that produced at a rate of 107 BOPD from the East Polar Unit #114 well.

Australia II will continue to be produced until such time as it is uneconomic to do so.

A spacing unit hearing has been approved and a drill permit is in process for Giya’ oh’ ago – Prairie Falcon #1-36H well (A new naming convention has been adopted for the project and this convention recognizes the Assiniboine name and its English translation for local raptors). The well will be a 10,000 ft east west lateral in Sections 35 and 36 immediately 0.75 miles east of the Abercrombie well and 1 mile south and east of the Gretel well. Mapping, utilizing the well intersections in the middle Bakken reservoir and 2D seismic, has enabled a clear understanding of how the Abercrombie and Gretel II wells structurally relate, such that this new well may produce at similar rates as observed in the Abercrombie well.

Riva Ridge 6-7-33-56H (Sheridan County, Montana - Samson Working Interest 0.76%)

The Riva Ridge well has been drilled and fracked. Currently all well information is being held confidential by the operator.

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson various Working Interests

Samson has an interest in seven producing wells in the North Stockyard Field. These wells are located in Williams County, North Dakota, in Township 154N Range 99W.

1.	The Harstad #1-15H well (34.5% working interest) averaged 7.5 BOPD and 1 Mcf/D for the quarter from the Mississippian Bluell Formation. The well did not produce for 50 days during the quarter due to a leak in the tubing and the inability to get a work-over rig on site to fix the tubing. The well came back on line July 7th. Cumulative gross production is 96.7 MSTB and 82 MMcf.

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

2.	The Leonard #1-23H well (10% working interest, 37.5% after non-consent penalty) averaged 19 BOPD and 37 Mcf/D during the quarter. The well did not produce for 30 days during the quarter due to a downhole problem and the inability to get a work-over rig on site to fix it. This well was drilled as a horizontal lateral into the highly productive middle member of the Bakken Formation. To date, the Leonard #1-23H well has produced approximately 94 MSTB and 94 MMcf.

3.	The Gene #1-22H well (30.6% working interest) produced at an average daily rate of 55 BOPD and 90 Mcf/D during the quarter. The well was down for 23 days during the quarter. The cumulative production to date is approximately 120 MSTB and 134 MMcf.

4.	The Gary #1-24H (37% working interest) well averaged 100 BOPD and 197 Mcf/D during the quarter. The cumulative production to date is approximately 120 MSTB and 196 MMcf.

5.	The Rodney #1-14H (27% working interest) well produced at an average daily rate of 110 BOPD and 172 Mcf/D during the quarter. The cumulative production to date is approximately 85 MSTB and 110 MMcf.

6.	Earl #1-13H (32% working interest) well produced at an average daily rate of 172 BOPD and 234 Mcf/D during the quarter. Cumulative production to date is approximately 131 MSTB and 178 MMcf.

7.	The Everett #1-15H (26% working interest) well was the sixth Bakken well drilled in the North Stockyard Field. The Everett well produced at an average daily rate of 222 BOPD and 255 Mcf/D during the quarter. Cumulative production to date is approximately 51 MSTB and 69.4 MMcf.

Sabretooth Gas Field, Brazoria County Texas

Oligocene Vicksburg Formation, Gulf Coast Basin

Samson 12.5% Working Interest

Production for the Davis Bintliff #1 well averaged 2.6 MMcf/D and 28 BOPD for the quarter. Cumulative production to date is approximately 4.7 Bscf and 55 MBO.

State GC Oil and Gas Field Lea County New Mexico

Permian Bone Spring Formation, Western Permian Basin

Samson 27% Working Interest

The State GC oil and gas field is located in Lea County, New Mexico, and includes two wells, which produced at an average rate of 54 BOPD and 23 Mcf/D.

Hawk Springs Project, Goshen County, Wyoming

Cretaceous Niobrara Formation & Permo-Penn Project, Northern D-J Basin

Samson 100% to 37.5% Working Interest

Formal approval has now been received from the joint venture partners to work-over the Defender US33 #2-29H well, which is completed in the Cretaceous Niobrara ‘B’ Formation. This operation has two operational objectives. First, to ensure that the complete horizontal lateral is clean of sand and fully open to unhindered production; and second, to change out the jet pump back to the rod pump.

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

The Spirit of America replacement well, Spirit of America US34 #2-29, was successfully drilled to a total depth of 10,634 feet using a conservative drilling approach to penetrate the troublesome salt section along with heavy weight, oil based mud. The interpreted net pay intervals will be fracture stimulated in three stages. The initial frac will stimulate the lower perforations at around 10,000 feet, comprising 31 feet of log pay. The second stage at around 9,300 feet will stimulate a single 7 feet of log pay and the third stage at around 9,200 feet will stimulate several sandstones with 23 feet of log pay. During the initial frac, 47,560 pounds of proppant was pumped and the well was then flowed back for approximately 14 hours with the recovery of 27% of the fluid pumped. The potential problems with moving the bridge plug during the preparations to pump stage 2 were encountered, with the bridge plug and packer becoming stuck by frac sand, which has required a recovery operation.

Samson has a total net acreage of 18,700 acres within the project area.

The forward plan for this project is to examine the response to the stimulation program in Spirit of America and determine from that evaluation whether to drill out this prospect or to investigate one of the other 24 seismic amplitude anomalies that have been mapped. Some of these anomalies are located at significantly shallower depths implying that the porosity in the Permian section may be better developed at shallower depths consistent with general geologic principles.

The Spirit of America US34 #2-29 well was drilled where it was based on a combination of factors:

1)	stacked multiple targets could be penetrated with a vertical wellbore
2)	structural closure/trap at the Pennsylvanian target formed by compressional stresses due to thrust-faulting
3)	anomalous seismic amplitude attributes in the Permian target indicating stratigraphically trapped porous sandstones encased in impermeable anhydrites
4)	thinning of the Permian Salt Section draping over the prospect and thickening away from it indicates this was a positive feature at the time of deposition, as well as throughout the end of Permian time and continuing into present day. This would allow for migrating hydrocarbons to become trapped in this area, and
5)	the presence of several prolific “oil-sourcing” shale beds in the Permo-Penn section.

All these factors combined made the SOA #2 the ideal Permo-Penn location to drill first.

Harrod Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 25% working interest

The Harrod 4-2 well has been producing steadily and has averaged 7 BOPD for the quarter.

Pierce 44-27 Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 100% working interest

The Pierce 44-27 Unit well came back on production May 1st and has averaged 13 BOPD for the two months.

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

PRODUCTION

Production for the June quarter was down because of various well maintenance issues in the North Stockyard field, which are noted above. The production from the Bakken Formation is extremely harsh because of the salt content (200,000 ppm) of the produced water. This results in metal fatigue in pump rods and tubing, which require periodic replacement.

Estimated net production by Project for the June 2012 quarter is as follows:

	OIL – Bbls	GAS - Mcf	BOE
North Stockyard	14,157	17,559	17,084
Hawk Springs	438	-	438
Roosevelt	2,288	-	2,288
Other	3,262	27,311	7,814
Total	20,145	44,870	27,624

Estimated daily net production by Project for the June 2012 quarter is as follows:

	OIL – Bbls	GAS - Mcf	BOE
North Stockyard	157	195	190
Hawk Springs	5	-	5
Roosevelt	26	-	26
Other	36	303	87
Total	224	498	308

Estimated net production and revenue

	OIL Bbls	OIL US$	Gas Mcf	GAS US$	TOTAL US$
March 2012 Quarter	23,862	2,056,246	52,524	247,828	$2,304,074
June 2012 Quarter	20,146	1,614,218	44,870	155,078	$1,769,296

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

Average commodity prices:

	GAS US$/Mcf	OIL US$/Bbl
March 2012 Quarter	$4.71	$86.17
June 2012 Quarter	$3.45	$80.13

In some cases revenue is yet to be received and is therefore an estimate.

FINANCIAL

Treasury management

Given that Samson’s business is conducted in the US, the Directors determined that the company’s cash balance should be maintained largely in that currency. In order to diversify the deposit risk, a treasury management policy was adopted such that the cash was distributed as follows:

Bank of the West (Samson’s trading bank)	US$2,062,605
Bank of New York Mellon	US$1,017,883
National Australia Bank	US$10,033,100
National Australia Bank	A$5,624,869

Foreign Exchange Rates

The closing A$:US$ exchange rate on 30 June 2012 was 1.019. The average A$:US$ exchange rate for the quarter was 1.00962.

The Company’s cash position at 30 June 2012 was as follows:

US$ (‘000’s)
Cash at bank and on deposit	:	18,845

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Company Secretary, on 08 9220 9882

TERRY BARR Managing Director 31 July 2012	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	30 June 2012

Consolidated statement of cash flows

Cash flows related to operating activities		Current quarter $US’000	Year to date (12.months) $US’000
1.1	Receipts from product sales and related debtors	2,366	8,789
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	(11,265) (412) (925) (2,540)	(39,417) (2,573) (2,750) (7,393)
1.3	Dividends received	-	-
1.4	Interest and other items of a similar nature received	71	356
1.5	Interest and other costs of finance paid	-	-
1.6	Income taxes paid	-	2,944
1.7	Other (provide details if material)	145	283
	Net Operating Cash Flows	(12,560)	(39,761)
	Cash flows related to investing activities
1.8	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	- - (103)	- - (157)
1.9	Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	- - -	- - 14
1.10	Loans to other entities	-	-
1.11	Loans repaid by other entities	-	-
1.12	Other (provide details if material)	-	-
	Net investing cash flows	(103)	(143)
1.13	Total operating and investing cash flows (carried forward)	(12,663)	(39,904)

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

1.13	Total operating and investing cash flows (brought forward)	(12,663)	(39,904)
	Cash flows related to financing activities
1.14	Proceeds from issues of shares, options, etc.	211	626
1.15	Proceeds from sale of forfeited shares	-	-
1.16	Proceeds from borrowings	-	-
1.17	Repayment of borrowings	-	-
1.18	Dividends paid	-	-
1.19	Other (provide details if material)	-	-
	Net financing cash flows	211	626
	Net increase (decrease) in cash held	(12,452)	(39,278)
1.20	Cash at beginning of quarter/year to date	31,419	58,448
1.21	Exchange rate adjustments to item 1.20	(122)	(325)
1.22	Cash at end of quarter	18,845	18,845

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter $US'000
1.23	Aggregate amount of payments to the parties included in item 1.2	180
1.24	Aggregate amount of loans to the parties included in item 1.10	-
1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Directors for salary and fees

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available $US’000	Amount used $US’000
3.1	Loan facilities	-	-
3.2	Credit standby arrangements	-	-

Estimated cash outflows for next quarter

		$US’000
4.1	Exploration and evaluation	500
4.2	Development	-
4.3	Production	428
4.4	Administration	1,500
	Total	2,428

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	3,188	6,817
5.2	Deposits at call	15,657	24,602
5.3	Bank overdraft	-	-
5.4	Other (provide details)	-	-
	Total: cash at end of quarter (item 1.22)	18,845	31,419

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
6.2	Interests in mining tenements acquired or increased

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (Australian cents)	Amount paid up per security (see note 3) (Australian cents)
7.1	Preference +securities (description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	1,771,889,967	1,771,889,967
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs	13,267,670	13,267,670	1.5c
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options (description and conversion factor)	5,379,077 2,000,000 224,620,830 1,000,000 29,000,000 31,500,000 4,000,000 4,000,000	- - 224,620,830 - - - - -	Exercise price 30c 25c 1.5c 20c 8c 8c 16.4c 15.5c	Expiry date 10.10.2012 11.05.2013 31.12.2012 20.11.2013 31.10.2014 31.12.2014 31.12.2014 31.10.2015
7.8	Issued during quarter	-	-	-	-
7.9	Exercised during quarter	13,267,670	13,267,670	1.5c	31.12.2012
7.10	Expired during quarter	-	-	-	-
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)

SAMSON OIL & GAS LIMITED

June 2012 Quarterly Report

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here: ............................................................ Date: 31 July 2012

(Company secretary)

Print name: Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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